EXHIBIT 21

Subsidiaries of the Registrant
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CSL Lighting Manufacturing, Inc. (51%)
Habitat Solutions, Inc.
   Concepts 4, Inc.
   Model Home Interiors, Inc.
Interiors.com, Inc.
Petals, Inc.
Stylecraft Lamps, Inc.
Troy Lighting, Inc.
Windsor Art, Inc.

Decor Group, Inc. (consolidated affiliate)